EXHIBIT 5

LETTERHEAD OF
GOLDSTEIN & DIGIOIA, LLP
45 BROADWAY, 11th FLOOR
NEW YORK, NEW YORK 10006

August 18, 2004

Authentidate Holding Corp.
2165 Technology Drive
Schenectady, New York 12308

Re:	Authentidate Holding Corp.
Registration Statement on Form S-8
Dated August 18, 2004

Ladies/Gentlemen:

     We have reviewed the Registration Statement on Form S-8, filed on or about August 18, 2004, (the “Registration Statement”) under the Securities Act of l933, as amended (the “Act”) by Authentidate Holding Corp. (the “Company”). The Registration Statement has been filed for the purpose of registering for offer and sale under the Act of an aggregate of 5,000,000 shares of Common Stock, par value $.001, described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

     This opinion has been rendered with respect to 5,000,000 shares of Common Stock underlying options which may be granted to employees of the Company and other designated persons pursuant to the Company’s 2000 Employee’s Stock Option Plan, as amended (the “Plan Options”).

     In connection with the opinions rendered herein, we have examined the Certificate of Incorporation, as amended, of the Company, its By-Laws, and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

     l.     The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

     2.     The Company has an authorized capitalization of 75,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, $.l0 par value per share.

     3.     The 5,000,000 shares issuable upon the exercise of the options, upon payment therefor and issuance thereof, in accordance with the terms thereof, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     4.     The Plan Options, when issued pursuant to the terms and conditions of the 2000 Employee’s Stock Option Plan, as amended, and as described in the Registration Statement, will constitute legal and binding obligations of the Company in accordance with their terms.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goldstein & DiGioia LLP

GOLDSTEIN & DiGIOIA LLP